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                               Exhibit 99.5

                   PRIOR YEAR 2000 READINESS DISCLOSURES

     Each of the following statements previously made by the Company is being designated as a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. These prior Year 2000 Readiness Disclosures were based in part upon and repeated information provided by the Company's customers, suppliers and other third parties without independent verification by the Company. These prior Year 2000 Readiness Disclosures are superseded by the Year 2000 Readiness Disclosure in the Quarterly Report on Form 10-QSB for the period ended September 30, 1998.

QUARTERLY REPORT ON FORM 10-QSB FOR THE PERIOD ENDED JUNE 30, 1998

YEAR 2000 COMPUTER SOFTWARE ISSUES

     The Company is highly dependent upon advanced computer systems and specialized software for the conduct of its business. These systems include switching and network operations, billing and customer care, accounting and reporting and Internet operating systems, as well as a wide assortment of personal computer productivity software. In 1997, as part of its reorganization plan, the Company installed new accounting and reporting systems and began the installation of a new billing and customer service system, currently scheduled for completion in 1998. It also rebuilt its Internet operating systems and installed a new switching platform and software system.

     As part of its systems replacement process, the Company addressed an issue that is facing all users of automated information systems. The issue is that many computer systems that process date sensitive information based on two digits representing the year of the event may recognize a date using "00" as the year 1900 rather than the year 2000. The inability to correctly recognize "00" as the year 2000 could affect a wide variety of automated information systems, such as mainframe applications, invoicing and receivables tracking systems, event scheduling systems, personal computers and communication systems, in the form of software failure, errors or miscalculations.

     The Company's system vendors have assured the Company that its new systems will not experience year 2000 problems. However, given the complexity of the specialized software used by the Company and the relative newness of the year 2000 problem, there can be no assurance that the Company's new or remaining systems will not experience some problems as these systems begin to operate using year 2000 dates. The Company will continue to assess the impact of the year 2000 issue on the remainder of its computer-based systems and applications throughout 1998. The Company's goal is to perform tests of its systems and applications during 1998 and to



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have all systems and applications compliant with the century change by
December 31, 1998.

     The Company believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. While the Company will continue to monitor and test its systems for potential problems, failure of key software systems to properly recognize and handleyear 2000 dates could result in material and wide-spread failures in the Company's operations, possibly leading to severe service outages and customer complaints. Such failures, were they to occur, would have severe adverse effects on the Company's results of operations, liquidity and capital resources.

ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997

YEAR 2000 COMPUTER SOFTWARE ISSUES

     The Company is highly dependent upon advanced computer systems and specialized software for the conduct of its business. These systems include switching and network operations, billing and customer care, accounting and reporting and Internet operating systems, as well as a wide assortment of personal computer productivity software. In 1997, as part of its reorganization plan, the Company installed new accounting and reporting systems and began the installation of a new billing and customer service system, currently scheduled for completion in 1998. The Company also rebuilt its Internet operating systems and installed a new switching platform and software system in 1997.

     As part of its systems replacement process, the Company addressed an issue that is facing all users of automated information systems. The issue is that many computer systems that process date sensitive information based on two digits representing the year of the event may recognize a date using "00" as the year 1900 rather than the year 2000. The inability to correctly recognize "00" as the year 2000 could affect a wide variety of automated information systems, such as mainframe applications, invoicing and receivables tracking systems, event scheduling systems, personal computers and communication systems, in the form of software failure, errors or miscalculations.

     The Company's software suppliers have assured the Company that its new systems will not experience year 2000 problems. However, given the complexity of the specialized software used by the Company and the relative newness of the year 2000 problem, there can be no assurance that the Company's new or remaining systems will not experience some problems as these systems begin to operate using year 2000 dates. While the Company will continue to monitor and test its systems for potential problems, failure of key software systems to properly recognize and handle year 2000

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dates could result in material and wide-spread failures in the Company's operations, possibly leading to severe service outages and customer complaints. Such failures, were they to occur, would have severe adverse effects on the Company's results of operations, liquidity and capital resources.









































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